EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 11th day of October, 2013 by and between Innovative Software Technologies, Inc. a Delaware corporation (“INIV" or the “Employer” and collectively with any entity that is wholly or partially owned by INIV, the “Company”), located at 2802 North Howard Avenue, Tampa, Florida 33607 and Christopher J. Floyd (“Executive”), an individual residing at 1212 Lake Point Drive, Lakeland, Florida 33813.

RECITALS:

WHEREAS, the Company is public holding company engaged in the business of providing business internet web solutions and energy efficiency solutions to small and medium size business ; and

WHEREAS, INIV desires to employ Executive as an officer in the capacity of Chief Financial Officer ("CFO") and Executive desires to be employed by INIV in such capacity, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

1.           TERM.  Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, INIV shall employ Executive as an officer, and Executive agrees to serve as an officer and accepts such employment for a three-year period, beginning on October 11, 2013 (the “Effective Date”) and ending on the 3rd anniversary of the Effective Date (the “Initial Employment Term”).  After the Initial Employment Term, this Agreement shall automatically renew for consecutive one year periods (“renewal term”), unless a written notice of a party’s intention to terminate this Agreement at the expiration of the Initial Employment Term (or any renewal term) is delivered by either party at least three (3) months prior to the expiration of the Initial Employment Term or any renewal term, as applicable.  For purposes of this Agreement, the period from the Effective Date until the termination of the Executive’s employment shall hereinafter be referred to as the “Term”.

2.           Title and Duties. During the Term, INIV shall employ Executive in the capacity of CFO.  Executive will report to and be subject to the general supervision and direction of the Chief Executive Officer and the Board of Directors of the Company.   Executive shall perform such duties as are customarily performed by someone holding the title of CFO in the same or similar businesses or enterprises as that engaged in by the Company and such other duties as the Board may assign from time to time.  As CFO, if requested, Executive will serve in similar capacities for each or any subsidiary of INIV without additional compensation.

3.           Compensation and Benefits of Executive.  The Company shall compensate Executive for Executive's services rendered under this Agreement as follows:

a.            Base Salary.  Executive’s base salary shall initially be $150,000 per annum (pro-rated based upon the number of days Executive is employed during any partial calendar year) (the “Base Salary”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices.  Such base salary may be increased but not decreased during the Term in the Company’s discretion based upon the Executive’s performance and any other factors the Company deems relevant. Such base salary shall be payable in accordance with the policy then prevailing for the Company’s executives.

b.            Bonus.  In addition to such Base Salary, the Executive shall be entitled during the Term to participate in a performance bonus program and shall be eligible to participate in and receive payments or awards from all other bonus and other incentive compensation, stock option and restricted stock plans as may be adopted by the Company, all as recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors, in its sole discretion, and in each case payable to Executive in accordance with the terms and conditions of the applicable plan. Specifically, Executive shall be eligible for the following bonuses:

(i)           Executive shall be entitled during the Term to participate in the annual performance bonus program established by the Board of Directors for all senior executives of the Company, with bonus potential of 500% of base salary.

(ii)          Executive shall also be entitled to participate in any annual grants under the Long Term Incentive Plan (“LTIP”), as determined by the Board of Directors for all senior executives of the Company, with a target award of 200% of base salary.

Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state and local income tax, if any, and comparable laws and regulations.

c.            Benefits. Subject to the eligibility requirements (including, but not limited to, participation by part-time employees), and enrollment provisions of the Company’s employee benefit plans, Executive may, to the extent he so chooses, participate in any and all of the Company’s employee benefit plans, at the Company’s expense.  All Company benefits are identified in the Employee Handbook and are subject to change without notice or explanation.  In addition, subject to the eligibility requirements (including, but not limited to, participation by a part-time employee) and enrollment provisions of the Company’s executive benefit programs, Executive shall also be entitled to participate in any and all other benefits programs established for officers of the Company.

d.            Stock Options. On the Effective Date, Executive will be granted an option to purchase 1,600,000 shares of the Company’s common stock (the “Options”) on the terms and conditions listed below.  Such Options will have a strike price equal to the fair market value of the common stock as of the Effective Date, which pursuant to INIVs’ Amended and Restated Equity Incentive Plan (the “Plan”), shall be equal to the closing price per share of INIVs’ common stock on the last trading day immediately preceding the Effective Date.  The vesting provisions of such Options shall be as outlined below.  These Options shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Options, if any, shall be treated as non-qualified stock options.  The grant of these Options will be made pursuant to the Company’s Plan and will be evidenced by a separate “Option Agreement” to be executed by the Company and Executive, which will contain all the terms and conditions of the Options (including, but not limited to, the provisions set forth in this Section 3(d)).  So long as Executive remains employed by the Company, such Options will have a seven-year term before expiration.

1.)  Time-based Options – 800,000 of such options will be time-based options and will vest according to the following schedule:

400,000         will vest on the six month anniversary of the Effective Date; provided, however, that if the Executive’s employment hereunder is terminated by the Employer without “cause” (as such term is defined in the Option Agreement) at any time prior to the first anniversary of the Effective Date, then the pro rata portion of these 400,000 Options up until the date of termination, shall be deemed vested; and

22,222           will vest each month beginning on the 7th monthly anniversary of the Effective Date and continuing on each monthly anniversary thereafter until the second anniversary of the Effective Date; and

2.)  Performance-based Options – 800,000 of such options will be performance-based options and will vest according to the following schedule.  Executive understands and acknowledges that if the performance metrics for any given year are not met, then such options shall be forfeited and the Board is under no obligation to replenish such options.

400,000         will vest if the Company’s actual consolidated revenue for FY 2014, after excluding the effects of any Revenue Exclusions for such fiscal year, meets or exceeds the consolidated revenue goal established by the Board for the vesting of performance options, which goal will be based on the Company’s Board approved budget for such fiscal year; and

400,000         will vest if the Company’s actual Adjusted EBITDA for FY 2015, after excluding the effects of any Adjusted EBITDA Exclusions for such fiscal year, meets or exceeds the Adjusted EBITDA goal established by the Board for the vesting of performance options, which will be based on the Company’s Board-approved budget for such fiscal year; and

Executive understands that, pursuant to the Plan, upon termination of his employment, he will only have ninety (90) days to exercise any vested portion of the Options.  All Options awarded pursuant to this Section 3(d) will contain a provision in the Option Agreement that allows for immediate vesting of any unvested portion of the Options in the event of a change of control of INIV.

e.            Revenue and Adjusted EBITDA Exclusions Defined.  For the purposes of Section 3b and 3d above, to the extent the Company acquires any companies or businesses during any given fiscal year and the financial impact of such acquisition was not previously factored into the annual operating budget approved by the Board, the following revenue and Adjusted EBITDA adjustments shall be made to the Company’s fiscal results in measuring whether or not the Company has met or exceeded the specific performance targets outlined in Sections 3b or 3d hereof.

1.)  “Revenue Exclusions” shall be defined as the prorated annualized quarterly GAAP revenue of any company or business acquired by the Company for the most recent full fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly revenue shall be prorated by multiplying the total annualized quarterly revenue described above by a fraction, the numerator of which is the number of days that the financial results of the acquired business or company are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.

2.)  “Adjusted EBITDA Exclusions” shall be defined as the prorated annualized quarterly Adjusted EBITDA of any company or business acquired by the Company for the most recent full fiscal quarter prior to the date such company or business is acquired by the Company.  Such annualized quarterly Adjusted EBITDA shall be prorated by multiplying the total annualized quarterly Adjusted EBITDA described above by a fraction, the numerator of which is the number of days that the financial results of the acquired business or company are included in the Company’s financial results during the fiscal year in question, and the denominator of which is 365.  The Board, at its discretion, may add back any non-recurring or one time charges that may have been included in the most recent full fiscal quarter of the company or business being acquired when determining the appropriate Adjusted EBITDA for such business or company.

f.             Paid Time-Off and Holidays.  Executive’s paid time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Company’s Employee Handbook, as revised from time to time or as otherwise published by the Company.  Notwithstanding the previous sentence, Executive will be eligible for one hundred twenty (120) hours of PTO/year, which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than forty (40) hours of PTO can be accrued beyond this annual limit for any employee at any time.  Thus, when accrued PTO reaches one hundred sixty (160) hours, Executive will cease accruing PTO until accrued PTO is one hundred twenty (120) hours or less, at which point Executive will again accrue PTO until he reaches one hundred sixty (160) hours.  In addition to PTO, there are also six (6) paid national holidays and one (1) “floater” day available to Company employees.  Executive agrees to schedule such PTO so that it minimally interferes with the Company’s operations.  Such PTO does not include Board excused absences.

g.            Reimbursement of Normal Business Expenses. The Company will reimburse all reasonable business expenses of Executive, including, but not limited to, cell phone expenses and business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

h.            Office Will Be Provided. The Company will pay for reasonable offices for Executive.

4.           Best Efforts of the Executive and Minimum Time Commitments of Employment. Executive agrees to perform all of the duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Employer.  Executive further agrees to perform such duties faithfully and to the best of his ability, talent, and experience and, unless otherwise agreed to with the Company in writing, to render such duties at least in the minimum amounts of time specified below:

a.            So long as the Executive and the Board have not agreed to adjust downward the Executive’s Base Salary specified in Section 3(a), Executive agrees that during the Term, except for those weeks where he is on PTO, he will spend at least four (4) days/week on average on the Company’s business (such period as may be adjusted, the “Minimum Weekly Time Commitment”).

b.            Executive further agrees that he will work at least three (3) days on average either at the Company’s primary headquarters of Tampa, Florida, Florida or at such other place or places as the interests, needs, business, or opportunities of the Employer shall require and/or such other place as may be mutually agreed upon in writing by the parties (such period as may be adjusted, the “On-Site/Business Travel Time Commitment”).

5.           Termination.  Either party may terminate Executive’s employment with the Company at any time upon giving sixty (60) days advance written notice to the other party. Executive agrees that in order to help facilitate an orderly transition of authority, unless otherwise agreed to by the parties, during such sixty (60) day notice period no more than two weeks of unused PTO may be utilized.  In the event of the death of Executive, the employment of Executive shall automatically terminate on the date of Executive's death.  Within 30 days following the date Executive’s employment terminates, the Company shall pay to Executive (or Executive’s estate if applicable) (a) the Executive’s accrued but unpaid Base Salary through the date of termination, (b) any bonus earned by, but not yet paid to, Executive from the prior fiscal year, (c) an amount equal to the reasonable business expenses incurred by Executive (in accordance with Company policy), but not yet reimbursed, prior to the termination date, and (d) other benefits due and owing to Executive through the termination date. Should the Company terminate Executive’s employment for Cause, as defined in Exhibit B attached hereto and incorporated herein, Executive shall receive no compensation whatsoever following the date of termination.  Should the Company terminate Executive’s employment without Cause, the Executive shall continue to receive Base Salary for a period of six (6) months following the date of termination.

6.           Confidentiality, Non-Compete & Non-Solicitation Agreement.  Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Addendum A and has signed that Agreement.  Such Confidentiality, Non-Solicitation and Non-Compete Agreement is hereby incorporated into and made a part of this Agreement.

7.           Importance of Certain Clauses.  Executive and Employer agree that the covenants contained in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto and incorporated into this Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of the Employer.  As such, because the Employer's continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and Executive understands and acknowledges his or her understanding of same.

8.           Consideration.  Executive acknowledges and agrees that the provision of employment under this Agreement and the execution by the Employer of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive's duties, obligations and covenants under this Agreement and under the Confidentiality, Non-Solicitation and Non-Compete Agreement incorporated into this Agreement.

9.           Acknowledgement of Post Termination Obligations.  Upon the effective date of termination of Executive’s employment (unless due to Executive’s death), if requested by the Employer, Executive shall participate in an exit interview with the Employer and certify in writing that Executive has complied with his contractual obligations and intends to comply with his continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement.  To the extent it is known or applicable at the time of such exit interview, Executive shall also provide the Employer with information concerning Executive's subsequent employer and the capacity in which Executive will be employed. Executive's failure to comply shall be a material breach of this Agreement, for which the Employer, in addition to any other civil remedy, may seek equitable relief.

10.         Withholding. All payments made to Executive shall be made net of any applicable withholding for income taxes and Executive's share of FICA, FUTA or other employment taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.         Representations of Executive.  Executive represents and warrants to INIV that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the President of a publicly-traded company or materially damage his credibility with public shareholders; (b) there are no restrictions, agreements, or understandings whatsoever to which he is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (c) Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (d) Executive is free and able to execute this Agreement and to continue  employment with INIV, and (e) Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

12.         Effect of Partial Invalidity.  The invalidity of any portion of this Agreement shall not affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

13.         Entire Agreement.  This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his own judgment in entering into this Agreement.

14.         Assignment.  Employer may assign its interest and rights under this Agreement at its sole discretion and without approval of Executive to a successor in interest by the Employer’s merger, consolidation or other form of business combination with or into a third party where the Employer’s stockholders before such event do not control a majority of the resulting business entity after such event.  All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached as Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law.  Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Executive.

15.         Notices.  All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, a) if to the Employer, at the Employer’s then current headquarters location, and b) if to Executive, at the most recent address on file with the Company for Executive or to such subsequent addresses as either party shall so designate in writing to the other party.

16.         Remedies.  If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

17.         Amendment/Waiver.  No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties.  No waiver by the Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

18.         Governing Law, Venue and Jurisdiction.  This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances.  Executive consents to personal jurisdiction and venue in the Circuit Court in and for Hillsborough County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between Executive and Employer.

19.         Arbitration.  Any and all controversies and disputes between Executive and Employer arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Commercial Rules.  Any arbitration action brought pursuant to this section shall be heard in Hillsborough County, Florida.  The Circuit Court in and for Hillsborough County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Solicitation and Non-Compete Agreement.

20.         Headings.  The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

21.         Miscellaneous Terms.  The parties to this Agreement declare and represent that:

a.           They have read and understand this Agreement;

b.           They have been given the opportunity to consult with an attorney if they so desire;

c.           They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.           They have retained signed copies of this Agreement for their records; and

e.           The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

22.         Counterparts.  This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC., a Delaware Corporation

By:	_________________________

Name:	Peter M. Peterson

Title:	Chief Executive Officer and Chairman of the Board

EXECUTIVE:

________________________
Christopher J. Floyd

ADDENDUM A

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Agreement”) dated this 11th day of October 2013 is entered into by and between Christopher J. Floyd (“Employee”) and Innovative Software Technologies, Inc., a Delaware corporation (“Employer” and collectively with Innovative Software Technologies, Inc., a Delaware corporation (the “Parent Company”) and any entity that is wholly or partially owned by the Employer or the Parent Company or otherwise affiliated with the Parent Company, the “Company”).  Hereinafter, each of the Employee or the Company maybe referred to as a “Party” and together be referred to as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into that certain letter agreement, dated October 11, 2013 that creates an employment relationship between the Employer and Employee (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, the Employee agreed to enter into the Company’s Confidentiality, Non-Solicitation and Non-Compete Agreement; and

WHEREAS, the Company desires to protect and preserve its Confidential Information and its legitimate business interests by having the Employee enter into this Agreement as part of the Employment Agreement; and

WHEREAS, the Employee desires to establish and maintain an employment relationship with the Company and as part of such employment relationship desires to enter into this Agreement with the Company; and

WHEREAS, the Employee acknowledges that the terms of the Employment Agreement including, but not limited to the Company’s commitments to the Employee with respect to base salary, fringe benefits and stock options are sufficient consideration to the Employee for the entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Term. Employee agree(s) that the term of this agreement is effective upon the Employee’s first day of employment with the Company and shall survive and continue to be in force and effect for two (2) years following the termination of any employment relationship between the Parties (“Term”), whether termination is by the Company with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee unless an exception is specifically provided in certain situations in any such Restrictive Covenants.

2.             Definitions.

a.           The term “Confidential Information” as used herein shall include all business practices, methods, techniques, or processes that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information also includes, but is not limited to, files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information, Customer lists and names and other information, Customer contracts, other corporate contracts, computer programs, proprietary technical information and or strategies, sales, promotional or marketing plans or strategies, programs, techniques, practices, any expansion plans (including existing and entry into new geographic and/or product markets), pricing information, product or service offering specifications or plans thereof, business plans, financial information and other financial plans, data pertaining to the Company’s operating performance, employee lists, salary information, training manuals, and other materials and business information of a similar nature, including information about the Company itself or any affiliated entity, which Employee acknowledges and agrees has been compiled by the Company's expenditure of a great amount of time, money and effort, and that contains detailed information that could not be created independently from public sources.  Further, all data, spreadsheets, reports, records, know-how, verbal communication, proprietary and technical information and/or other confidential materials of similar kind transmitted by the Company to Employee or developed by the Employee on behalf of the Company as Work Product (as defined in Paragraph 7) are expressly included within the definition of “Confidential Information.”  The Parties further agree that the fact the Company may be seeking to complete a business transaction is “Confidential Information” within the meaning of this Agreement, as well as all notes, analysis, work product or other material derived from Confidential Information.  Nevertheless, Confidential Information shall not include any information of any kind which (1) is in the possession of the Employee prior to the date of this Agreement, as shown by the Employee’s files and records, or (2) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any violation of this Agreement or inaction or action of the receiving party, or (3) is rightfully received from a third party without any obligation of confidentiality; or (4) independently developed after termination without reference to the Confidential Information or materials based thereon; or (5) is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; or (6) is approved for release by the non-disclosing party.

b.           The term “Customer” shall mean any person or entity which has purchased or ordered goods, products or services from the Company and/or entered into any contract for products or services with the Company within the one (1) year immediately preceding the termination of the Employee’s employment with the Company.

c.           The term “Prospective Customer” shall mean any person or entity which has evidenced an intention to order products or services with the Company within one year immediately preceding the termination of the Employee’s employment with the Company.

d.           The term “Restricted Area” shall include any geographical location anywhere in the United States.  If the Restricted Area specified in this Agreement should be judged unreasonable in any proceeding, then the period of Restricted Area shall be reduced so that the restrictions may be enforced as is judged to be reasonable.

e.           The phrase “directly or indirectly” shall include the Employee either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, or a stockholder of 5% or more of the voting shares of an entity in the Business of Company.

f.            The term “Business” shall mean the business of providing social local and mobile solutions for small and medium sized business and energy efficiency solutions.

3.             Duty of Confidentiality.

a.           All Confidential Information is considered highly sensitive and strictly confidential. The Employee agrees that at all times during the term of this Agreement and after the termination of employment with the Company for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all Confidential Information, whether written or oral, tangible or intangible, concerning the Company and its business and operations unless such disclosure is accompanied by a non-disclosure agreement executed by the Company with the party to whom such Confidential Information is provided, (ii) use the Confidential Information solely in connection with his or her employment with the Company and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information, and (v) not use or disclose, directly or indirectly, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity, any Confidential Information, unless expressly permitted by this Agreement.  Employee agrees that protection of the Company’s Confidential Information constitutes a legitimate business interest justifying the restrictive covenants contained herein.  Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company’s legitimate business interest in preserving its Confidential Information.

b.           In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure.

c.           Employee acknowledge(s) that this "Confidential Information" is of value to the Company by providing it with a competitive advantage over their competitors, is not generally known to competitors of the Company, and is not intended by the Company for general dissemination.  Employee acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.  Therefore, the Parties agree that all "Confidential Information" under this Agreement constitutes “Trade Secrets” under Section 688.002 and Chapter 812 of the Florida Statutes.

4.             Limited Right of Disclosure.   Except as otherwise permitted by this Agreement, Employee shall limit disclosure of pertinent Confidential Information to Employee’s attorney, if any (“Representative(s)”), for the sole purpose of evaluating Employee’s relationship with the Company.  Paragraph 3 of this Agreement shall bind all such Representative(s).

5.             Return of Company Property and Confidential Materials.  All tangible property, including cell phones, laptop computers and other Company purchased property, as well as all Confidential Information provided to Employee is the exclusive property of the Company and must be returned to the Company in accordance with the instructions of the Company either upon termination of the Employee’s employment or at such other time as is reasonably requested by the Company.  Employee agree(s) that upon termination of employment for any reason whatsoever Employee shall return all copies, in whatever form, including hard copies and computer disks, of Confidential Information to the Company, and Employee shall delete any copy of the Confidential Information on any computer file or database maintained by Employee and shall certify in writing that he/she has done so.  In addition to returning all Confidential Information to the Company as described above, Employee will destroy any analysis, notes, work product or other materials relating to or derived from the Confidential Information.  Any retention of Confidential Information may constitute “civil theft” as such term is defined in Chapter 772 of the Florida Statutes.

6.             Agreement Not To Circumvent.  Employee agrees not to pursue any transaction or business relationship that is directly competitive to the Business of the Company that makes use of any Confidential Information during the Term of this Agreement, other than through the Company or on behalf of the Company.  It is further understood and agreed that, after the Employee’s employment with the Company has been terminated, the Employee will direct all communications and requests from any third parties regarding Confidential Information or Business opportunities which use Confidential Information through the Company’s then chief executive officer or president.  Employee acknowledges that any violation of this covenant may subject Employee to the remedies identified in Paragraph 9 in addition to any other available remedies.

7.             Title to Work Product.  Employee agrees that all work products, (technical materials and diagrams, computer programs, financial plans and other written materials, websites, presentation materials, course materials, advertising campaigns, slogans, videos, pictures and other materials) created or developed by the Employee for the Company during the term of the Employee’s employment with the Company or any successor to the Company until the date of termination of the Employee (collectively, the “Work Product”), shall be considered a work made for hire and that the Company shall be the sole owner of all rights, including copyright, in and to the Work Product.  If the Work Product, or any part thereof, does not qualify as a work made for hire, the Employee agrees to assign, and hereby assigns, to the Company for the full term of the copyright and all extensions thereof all of its right, title and interest in and to the Work Product.  All discoveries, inventions, innovations, works of authorship, computer programs, improvements and ideas, whether or not patentable or copyrightable or otherwise protectable, conceived, completed, reduced to practice or otherwise produced by the Employee in the course of his or her services to the Company in connection with or in any way relating to the Business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company unless assigned by the Company to another entity.

Employee hereby assigns to the Company all right, title and interest in all of the discoveries, inventions, innovations, works of authorship, computer programs, improvements, ideas and other work product; all copyrights, trade secrets, and trademarks in the same; and all patent applications filed and patents granted worldwide on any of the same for any work previously completed on behalf of the Company or work performed under the terms of this Agreement or the Employment Agreement.  Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company apply or join in applying for copyrights, patents or trademarks or other equivalent protection in the United States or in other parts of the world for any such discovery, invention, innovation, work of authorship, computer program, improvement, and idea as aforesaid and execute, deliver and perform all instruments and things necessary for vesting such patents, trademarks, copyrights or equivalent protections when obtained and all right, title and interest to and in the same in the Company absolutely and as sole beneficial owner, unless assigned by the Company to another entity.  Notwithstanding the foregoing, work product conceived by the Employee, which is not related to the Business of the Company, will remain the property of the Employee.

8.             Restrictive Covenant.  The Company and its affiliated entities are engaged in the Business of providing online marketing to small and medium sized businesses and energy efficiencyl services.  The covenants contained in this Paragraph 8 (the “Restrictive Covenants”) are given and made by Employee to induce the Company to employ Employee under the terms of the Employment Agreement, and Employee acknowledges sufficiency of consideration for these Restrictive Covenants.  Employee expressly covenants and agrees that, during his or her employment and for a period of two (2) years following termination of such employment (such period of time is hereinafter referred to as the "Restrictive Period"), he/she will abide by the following restrictive covenants unless an exception is specifically provided in certain situations in such Restrictive Covenants.

a.             Non-Solicitation. Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity:

(i)           solicit or induce any Customer or Prospective Customer of the Company to patronize or do business with any other company (or business) that is in the Business conducted by the Company in any market in which the Company does Business; or

(ii)          request or advise any Customer or vendor, or any Prospective Customer or prospective vendor, of the Company, who was a Customer, Prospective Customer, vendor or prospective vendor within one year immediately preceding the termination of the Employee’s employment with the Company, to withdraw, curtail, cancel or refrain from doing Business with the Company in any capacity; or

(iii)         recruit, solicit or otherwise induce any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, Customer, agent, representative or any other person which has a business relationship with the Company or any Affiliated Entity to discontinue, reduce or detrimentally modify such employment, agency or business relationship with the Company; or

(iv)         employ or solicit for employment any person or agent who is then (or was at any time within twelve (12) months prior to the date Employee or such entity seeks to employ such person) employed or retained by the Company.  Notwithstanding the foregoing, to the extent the Employee works for a larger firm or corporation after his termination from the Company and he or she does not have any personal knowledge and/or control over the solicitation of or the employment of a Company employee or agent, then this provision shall not be enforceable.

b.             Non-Competition.  Employee agrees and acknowledges that, during the Restrictive Period, he or she will not, directly or indirectly, for himself , or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for himself or any other person, partnership, firm, corporation, association or other legal entity enter into, engage in or accept employment from any business that is in the Business of the Company in the Restricted Area during his last twelve months of employment. The parties agree that this non-competition provision is intended to cover situations where a future business opportunity in which the Employee is engaged or a future employer of the Employee is selling the same or similar products and services in a Business which may compete with the Company’s products and services to Customers and Prospective Customers of the Company in the Restricted Area.  This provision shall not cover future business opportunities or employers of the Employee that sell different types of products or services in the Restricted Area so long as such future business opportunities or employers are not in the Business of the Company.

Notwithstanding the preceding paragraphs, the spirit and intent of this non-competition clause is not to deny the Employee the ability to support his or her family, but rather to prevent the Employee from using the knowledge and experiences obtained from the Company in a similar competitive environment.

c.            Acknowledgements of Employee.

(i)           The Employee understands and acknowledges that any violation of the Restrictive Covenants shall constitute a material breach of this Agreement and the Employment Agreement, and it may cause irreparable harm and loss to the Company for which monetary damages will be an insufficient remedy.  Therefore, the Parties agree that in addition to any other remedy available, the Company will be entitled to the relief identified in Paragraph No. 9 below.

(ii)          The Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company shall not constitute a defense to the enforcement of these Restrictive Covenants.

(iii)         Employee agrees that the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company.

(iv)         Employee agrees that the Restrictive Covenants may be enforced by the Company’s successor in interest by way of merger, business combination or consolidation where a majority of the surviving entity is not owned by Company’s shareholders who owned a majority of the Company’s voting shares prior to such transaction and Employee acknowledges and agrees that successors are intended beneficiaries of this Agreement.

(v)          Employee agrees that if any portion of the Restrictive Covenants is held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, such shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

(vi)         Employee acknowledges that any violations of the Restrictive Covenants, in any capacity identified herein, may be a material breach of this Agreement and may subject the Employee, and/or any individual(s), partnership, corporation, joint venture or other type of business with whom the Employee is then affiliated or employed, to monetary and other damages..

(vii)        Employee agrees that any failure of the Company to enforce the Restrictive Covenants against any other employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenants against the Employee.

9.             Specific Performance; Injunction.  The Parties agree and acknowledge that the restrictions contained in Paragraphs 1-8 are reasonable in scope and duration and are necessary to protect the Company.  If any provision of Paragraphs 1-8 as applied to any party or to any circumstance is judged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Any unauthorized use or disclosure of Confidential Information in violation of Paragraphs 2-7 above or violation of the Restrictive Covenant in Paragraph 8 shall constitute a material breach of this Agreement and will cause irreparable harm and loss to the Company for which monetary damages may be an insufficient remedy.  Therefore, in addition to any other remedy available, the Company will be entitled to all of the civil remedies provided by Florida Statutes, including:

a.           Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining Employee or Representatives and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Employee from any actual or threatened unauthorized disclosure or use of Confidential Information, in whole or in part, or from rendering any service to any other person, partnership, firm, corporation, association or other legal entity to whom such Confidential Information in whole or in part, has been disclosed or used or is threatened to be disclosed or used; and

b.           Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive Covenant in any capacity identified in Paragraph 8, supra, and restricting third parties from aiding and abetting any violations of the Restrictive Covenant; and

c.           Compensatory damages, including actual loss from misappropriation and unjust enrichment.

Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee will not be liable for the payment of any damages or fees owed to the Company through the operation of Paragraphs 9c above, unless and until a court of competent jurisdiction has determined conclusively that the Company or any successor is entitled to such recovery.

Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for actual or threatened breach of the provisions of Paragraphs 1 – 8 of this Agreement, and the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the provisions of this Agreement.  The Company and its Affiliated Entities have fully performed all obligations entitling it to the covenants of Paragraphs 1 – 8 of this Agreement and therefore such prohibitions are not executory or otherwise subject to rejection under the bankruptcy code.

 10.          Governing Law, Venue and Personal Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws.  The parties agree that courts of competent jurisdiction in Hillsborough County, Florida and the United States District Court for the Southern District of Florida shall have concurrent jurisdiction for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement.  Employee waives personal service of any and all process upon Employee and consents that all such service of process may be made by certified or registered mail directed to Employee at the address stated in the signature section of this Agreement, with service so made deemed to be completed upon actual receipt thereof.  Employee waives any objection to jurisdiction and venue of any action instituted against Employee as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

11.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and may not be assigned by Employee. This Agreement shall inure to the benefit of Company’s s successors.

12.           Entire Agreement.  This Agreement is the entire agreement of the Parties with regard to the matters addressed herein, and supersedes all prior negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of this Agreement, except however, that this Agreement shall be read in pari materia with the Employment Agreement executed by Employee.  This Agreement may be modified only by written instrument signed by the Company and Employee.

13.           Severability.  In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal were unenforceable provision had not been contained herein.

14.           Waiver. The waiver by the Company of a breach or threatened breach of this Agreement by Employee cannot be construed as a waiver of any subsequent breach by Employee unless such waiver so provides by its terms.  The refusal or failure of the Company to enforce any specific restrictive covenant in this Agreement against Employee, or any other person for any reason, shall not constitute a defense to the enforcement by the Company of any other restrictive covenant provision set forth in this Agreement.

15.           Consideration.  Employee expressly acknowledges and agrees that the execution by the Company of the Employment Agreement with the Employee constitutes full, adequate and sufficient consideration to Employee for the covenants of Employee under this Agreement.

16.           Notices.  All notices required by this Agreement shall be in writing, shall be personally delivered or sent by U.S. Registered or Certified Mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

17.           Acknowledgements.  Employee acknowledge(s) that he or she has reviewed this Agreement prior to signing it, that he or she knows and understands the contents, purposes and effect of this Agreement, and that he or she has been given a signed copy of this Agreement for his or her records. Employee further acknowledges and agrees that he or she has entered into this Agreement freely, without any duress or coercion.

18.           Counterparts.  This Agreement may be executed in counterparts, by facsimile or pdf each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY AGREE TO BE BOUND AND ABIDE BY THE REPRESENTATIONS, COVENANTS, PROMISES AND WARRANTIES CONTAINED HEREIN.

By:		10/11/13
	Employee Signature	Date

Employee Name:	Christopher J. Floyd

Employee Address:	1212 Lake Point Drive
Lakeland, Florida 33813

Innovative Software Technologies, Inc.
2802 North Howard Avenue, Tampa, FL 33607

By:
Date:	10/11/2013
Name:	Peter M. Peterson
Title:	CEO

Exhibit B

Definition of Cause

For purposes of this Agreement, the phrase "for cause" means: (a) the Executive's material breach of this Agreement if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the fifteen-day period preceding termination of this Agreement); (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the fifteen-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment. Termination for cause shall be effected only through a vote of the majority of the board of directors.